EXHIBIT 5.1
April 19, 2006
Franklin Bank Corp.
9800 Richmond Avenue, Suite 680
Houston, Texas 77007
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Franklin Bank Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3, as amended (the “Registration Statement”), filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the public offering of up to 3,000,000 shares (3,450,000 shares if the underwriter exercises its over-allotment option in full) of its Series A Non-Cumulative Perpetual Preferred Stock, par value $.01 per share (the “Preferred Stock”).
We have examined originals or copies of (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, (iii) the Amended and Restated Bylaws of the Company, (iv) the Form of the Certificate of Designations concerning the Preferred Stock filed as Exhibit 4.1 to the Registration Statement (the “Certificate of Designations”), (v) certain resolutions of the Board of Directors of the Company, including certain resolutions of a Special Committee thereof, and (vi) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied on certificates of officers of the Company and certificates and telegrams of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.
We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.
Based upon the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:
     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
     2. When (a) the Certificate of Designations has been duly completed, executed and filed with the Secretary of State of Delaware and (b) certificates representing shares of the Preferred Stock are issued and delivered by the Company against payment of the consideration therefor, the shares of Preferred Stock will be validly issued, fully paid and non-assessable.

Franklin Bank Corp.
April 19, 2006

The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction. The reference and limitation to “General Corporation Law of the State of Delaware” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to all references to our firm therein. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP